EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our review report dated July 10, 2006 with respect to the consolidated financial statements of Dynacq Healthcare, Inc. included in the Quarterly Report (Form 10-Q) for the quarter ended May 31, 2006.

/s/ Killman, Murrell & Company, P.C.

Killman, Murrell & Company, P.C.
Houston, Texas
July 14, 2006